UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-KCURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest reported) August 7, 2007

IELEMENT CORPORATION
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(Exact name of registrant as specified in its charter)

NEVADA   000-29331    76-0270295
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(State or other jurisdiction of incorporation) (Commission File Number)(IRS Employer  Identification No.)

17194 Preston Road, Suite 102, PMB 341, Dallas, TX 75248
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(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (214) 254-3425
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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 7, 2007 IElement entered into a letter of intent with Micro Data Systems, Inc whereby IElement corporation may acquire Micro Data Systems in a merger transaction. Although the letter of intent is largely non-binding, some of the provisions are binding upon the parties.

The binding provisions include (1) a requirement that each party provide the other with access to information to complete due diligence; (2) an exclusivity provision whereby IElement will not enter into or negotiate another merger transaction with any other party through August 30, 2007; (3) a liquidated damage provision in the event that IElement breaches the exclusivity agreement. The liquidated damages include 20,000,000 shares of common stock and either expense reimbursement or $50,000 cash; (4) a requirement that IElement conduct its business in the ordinary course pending completion of the due diligence and definitive agreements; (5) an agreement that each party bear their own expenses in relation to the letter of intent and proposed transaction; and (6) a requirement that due diligence and other information provided to each Company in connection with the proposed transaction remain confidential.

Item 5.02(d) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(1) On August 7, 2007, by unanimous approval of the Board of Directors at a meeting of such Directors, IElement elected Art Eckert to the Board of Directors to serve until the next annual election of directors by shareholders. Mr. Eckert’s election is effective as of August 9, 2007.

(2) IElement Corporation recently entered into a letter of intent with Micro Data Systems, Inc. pursuant to which IElement, Inc. may acquire Micro Data Systems. Mr. Eckert is an advisor to Micro Data Systems and will assist the Companies in the due diligence process. See Item 1.01 hereto for a description of the letter of intent.

(3) IElement does not have separate committees of the board of directors.

(4)Mr. Eckert is 48 years of age. He has not previously held a position with IElement. From 2001 to the present he has been President of BACE Solutions, Inc., an IT Consulting Firm. From 2003 to 2006 Mr. Eckert serviced as the President of SSAppel & Co., a real estate development company. From 2004 to 2006 Mr. Eckert was also President of Manor House International, a hotel property developer. From 2004 through 2006 Mr. Eckert was President of Manor House State Road 70 also in the hotel property business. From 2003 through 2006 Mr. Eckert was President of Prime Star Legacy a golf resort developer. From 2007 to Present Mr. Eckert was President of Dart Realty Services, a commercial offices developer.

There are no transactions, since the beginning of IElement’s most recent fiscal year, nor are there any currently proposed transactions, in which IElement was or is to be a participant, involving the sum of the lesser of $120,000 or one percent of the average of the IElement’s total assets, as averaged for the last three fiscal years, in which Mr. Eckert has or will have a material interest.

(5) It is anticipated that Mr. Eckert will receive 10 million shares of restricted IElement common stock in exchange for services that he has agreed to render in relation to assisting IElement and Micro Data Systems with the due diligence process.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2007

IELEMENT CORPORATION

By:/s/Ivan Zweig
Name:Ivan Zweig
Title:Chief Executive Officer